Exhibit 10.4

Christopher G. Thomas

Via E-Mail

February 7, 2024

Dear Chris,

We are very pleased to offer you the position of Co-Chief Executive Officer of Paycom Software, Inc. (“Paycom”) and its subsidiaries (collectively, the “Company”), reporting to the Paycom Board of Directors (“Board”). Your employment in this role is subject to the terms and conditions set forth in this letter.

Your expected start date in this Co-Chief Executive Officer role is February 7, 2024 and is subject to modification by the Company (your “Start Date”). Your position will be based in Oklahoma City, Oklahoma.

Effective beginning on the Company’s next regularly scheduled payroll date following the Start Date, you will be paid an annualized base salary of $800,000.00, payable bi-weekly in accordance with the standard payroll practices of the Company and subject to all withholdings and deductions as required by law. You will be eligible for an annual bonus pursuant to the Paycom Software, Inc. Annual Incentive Plan. The performance criteria and potential payouts for the 2024 annual bonus and bonuses thereafter will be determined by the Compensation Committee of Paycom’s Board of Directors (the “Compensation Committee”).

You will receive a car allowance of One Thousand Dollars ($1,000) per month for your business or personal use, subject to increases from time to time as may be approved by the Board or the Compensation Committee, less any required taxes or withholdings.

Subject to approval by the Compensation Committee, effective on or as soon as practicable following your Start Date, Paycom will grant you equity awards pursuant to the Paycom Software, Inc. 2023 Long-Term Incentive Plan (the “LTIP”) consisting of: (1) an award of 17,209 time-based restricted stock units, subject to time-based vesting as follows: 4,104 units vesting on February 5, 2025, 4,105 units vesting on February 5, 2026, and 9,000 units vesting on February 5, 2027, provided that you are employed by or otherwise providing services to the Company through the applicable vesting date (the “Time-Based Award”); (2) an award of 15,000 performance-based restricted stock units, subject to performance-based vesting based on a “Total Revenues” performance goal for the 2024 performance period, provided that you are employed by or otherwise providing services to the Company through the applicable vesting date (the “Performance-Based Award”); and (3) 4,104 shares of common stock of Paycom, with such shares fully vested as of the grant date (the “Stock Award”). The Time-Based Award, the Performance-Based Award, and the Stock Award shall be subject to the terms and conditions of the LTIP and the applicable award agreement that is provided to you by Paycom in connection with the grant of such awards, including any restrictions on transfer of the awarded shares or units and any forfeiture provisions in the event of a termination of your employment.

While we anticipate a mutually beneficial relationship with you, the Company recognizes your right to terminate this relationship at any time. Similarly, we reserve the same right to alter, modify, or terminate this employment relationship at will at any time with or without notice or cause.

This letter reflects the entire understanding regarding the terms of your employment with the Company with the exception of (a) your agreement to the Company’s corporate and personnel policies, (b) the Non-Solicitation Agreement between you and Paycom Payroll, LLC signed by you on November 8, 2018, (c) the Employee Confidentiality, Non-Disparagement, Non-Disclosure, Proprietary Information and Indemnification Agreement between you and Paycom Payroll, LLC signed by you on November 13, 2018, (d) Paycom’s Incentive-Based Compensation Recovery Agreement for executive officers and (e) any previously granted award agreements under the LTIP or the Paycom Software, Inc. 2014 Long-Term Incentive Plan (including but not limited to the clawback and forfeiture provisions therein). Accordingly, with those exceptions, this letter supersedes and replaces any prior oral or written communication on the subject of your employment by Paycom in any capacity. By signing this letter, you agree that you are not relying on, have not relied on, and you specifically disavow reliance on, any oral or written statement, representation, or inducement relating to your employment that is not contained in this letter.

All of us at the Company are excited about the prospect of you accepting the Co-Chief Executive Officer role. If you have any questions about the above details, please call me immediately. If you wish to accept this position, please sign below and return this letter agreement to me.

I look forward to hearing from you.

Yours sincerely,

PAYCOM SOFTWARE, INC.

/c/ Frederick C. Peters II
By: Frederick C. Peters II
Title: Lead Director of the Board of Directors, on behalf of the Board of Directors

Accepted:

/s/ Christopher G. Thomas
Christopher G. Thomas
Date: February 7, 2024

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